Exhibit 99.1

Contact:

AtriCure, Inc.

David J. Drachman

President and Chief Executive Officer

(513) 755-5758

ddrachman@atricure.com

Highlights

•	Record revenue of $17.5 million – up 11.8%
•	Record U.S. product sales of $13.2 million – up 8.8%
•	Record International sales of $4.3 million – up 25.1% (constant currency)
•	Record U.S. AtriClip sales of $1.8 million – up 18.8%

WEST CHESTER, Ohio – May 2, 2012 – AtriCure, Inc. (Nasdaq: ATRC), a medical device company and a leader in cardiac surgical ablation systems for the treatment of atrial fibrillation, or AF, and systems for the exclusion of the left atrial appendage, today announced financial results for the first quarter of 2012.

Revenue for first quarter 2012 was a new high of $17.5 million, reflecting 11.8% growth over the first quarter of 2011. Revenue from U.S. product sales was a record $13.2 million, reflecting growth of 8.8%, and revenue from product sales to international customers was a record $4.3 million, reflecting growth of 21.9% or 25.1% on a constant currency basis.

“We are pleased with our performance in the first quarter which saw a resurgence of growth in domestic product sales and continued strength in the international markets – notably from our direct markets in Europe and continued growth from Asia. We are increasingly confident that U.S. procedure volumes are stabilizing which we anticipate will continue through the remainder of 2012,” said David J. Drachman, President and Chief Executive Officer of AtriCure. “We anticipate growth accelerating during the second half of 2012. We believe AtriCure is positioned to capitalize on our wide range of premium products, recent AF approval, education and marketing activities, momentum in international markets, and continued investment in regulatory approvals and clinical science.”

First Quarter Financial Results

Revenue for the first quarter of 2012 was $17.5 million, an increase of $1.8 million or 11.8% compared to first quarter 2011 revenue. Domestic revenue increased 8.8% to a record $13.2 million, including $1.8 million in sales of the AtriClip system. International revenue was a record $4.3 million, an increase of $0.8 million or 21.9% (25.1% on a constant currency basis) when compared to $3.5 million for the first quarter of 2011. International revenue growth was driven primarily by our direct markets in Europe and an increase in sales in Asia.

Gross profit for the first quarter of 2012 was $12.8 million compared to $11.9 million for the first quarter of 2011. Gross margin for the first quarter of 2012 was 73.0% compared to 76.1% for the first quarter of 2011. The decrease in gross margin was primarily due to an increase in manufacturing costs, scrap and inefficiencies primarily associated with the anticipation of transitioning to the manufacturing of PMA approved products, an increased mix of international sales and an increase in capital equipment sales.

Operating expenses for the first quarter of 2012 increased 9.9%, or $1.3 million, to $14.2 million from $13.0 million for the first quarter of 2011. The increase in operating expenses was primarily driven by an increase in clinical-related activities and expenses and an increase in selling, general and administrative expenses, primarily due to an increase in sales and marketing expenditures, along with an increase in training expenses related to the recent FDA clearance of the Synergy Ablation System for the treatment of AF.

Loss from operations for the first quarter of 2012 was $1.5 million compared to $1.1 million for the first quarter of 2011. Adjusted EBITDA, a non-GAAP measure, was a loss of $0.3 million for the first quarter of 2012. Net loss per share was $0.10 for the first quarter of 2012 and $0.08 for the first quarter of 2011.

Cash, cash equivalents and investments were $15.9 million at March 31, 2012 and cash used in operations during the first quarter of 2012 was $1.1 million.

Company Outlook

AtriCure is providing full year 2012 revenue guidance in a range of 12% to 15% growth over 2011. The Company anticipates gross margin to approximate 73% to 75% of sales in 2012.

Management Transition

Separately, AtriCure has announced that Julie Piton has resigned as the Company’s Chief Financial Officer to pursue other opportunities.

“During Julie’s tenure, AtriCure developed a strong accounting and finance team with broad capabilities, including an Executive Director of Finance who has assumed responsibility for financial reporting and controls and a Corporate Controller. Based on our internal assessment and input from the diligence conducted by external consultants we are confident that the company is well positioned as we search for her successor.” said David J. Drachman, President and Chief Executive Officer. “The Board of Directors and I thank Julie for her contributions and service and wish her well.”

Conference Call

AtriCure will host a conference call at 10:00 a.m. Eastern Time on Thursday, May 3, 2012 to discuss its first quarter 2012 financial results. A live web cast of the conference call will be available online from the investor relations page of AtriCure’s corporate web site at www.atricure.com.

Pre-registration is available and recommended for this call at the following URL:

https://www.theconferencingservice.com/prereg/key.process?key=PX4WDDLBJ

You may also access this call through an operator by calling (888) 680-0894 for domestic callers and (617) 213-4860 for international callers at least 15 minutes prior to the call start time using reservation code 68419248.

The webcast will be available on AtriCure’s web site and a telephonic replay of the call will also be available through June 3, 2012. The replay dial-in numbers are (888) 286-8010 for domestic callers and (617) 801-6888 for international callers. The reservation code is 91617379.

About AtriCure, Inc.

AtriCure, Inc. is a medical device company and a leader in developing, manufacturing and selling innovative cardiac surgical ablation systems designed to create precise lesions, or scars, in cardiac, or heart, tissue for the treatment of atrial fibrillation, or AF, and systems for the exclusion of the left atrial appendage. The Company believes cardiothoracic surgeons are adopting its ablation products for the treatment of AF during concomitant open-heart surgical procedures and sole-therapy minimally invasive procedures. AF affects more than 5.5 million people worldwide and predisposes them to a five-fold increased risk of stroke. The FDA has not cleared or approved certain AtriCure products for the treatment of AF or a reduction in the risk of stroke.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements that address activities, events or developments that AtriCure expects, believes or anticipates will or may occur in the future, such as earnings estimates, other predictions of financial performance, launches by AtriCure of new products and market acceptance of AtriCure’s products. Forward-looking statements are based on AtriCure’s experience and perception of current conditions, trends, expected future developments and other factors it believes are appropriate under the circumstances and are subject to numerous risks and uncertainties, many of which are beyond AtriCure’s control. These risks and uncertainties include the rate and degree of market acceptance of AtriCure’s products, AtriCure’s ability to develop and market new and enhanced products, the timing of and ability to obtain and maintain regulatory clearances and approvals for its products, the timing of and ability to obtain reimbursement of procedures utilizing AtriCure’s products, competition from existing and new products and procedures or AtriCure’s ability to effectively react to other risks and uncertainties described from time to time in AtriCure’s SEC filings, such as fluctuation of quarterly financial results, reliance on third party manufacturers and suppliers, litigation or other proceedings, government regulation and stock price volatility. AtriCure does not guarantee any forward-looking statement, and actual results may differ materially from those projected. AtriCure undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Measures

To supplement AtriCure’s condensed consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles, or GAAP, AtriCure uses certain non-GAAP financial measures in this release as supplemental financial metrics. Non-GAAP financial measures provide an indication of performance excluding certain items. Our management believes that in order to properly understand short-term and long-term financial trends, investors may wish to consider the impact of these excluded items in addition to GAAP measures. The excluded items vary in frequency and/or impact on our continuing operations and our management believes that the excluded items are typically not reflective of our ongoing core business operations. Further, management uses results of operations before these excluded items as a basis for its strategic planning. The non-GAAP financial measures used by AtriCure may not be the same or calculated the same as those used by other companies. Reconciliations of the non-GAAP financial measures used in this release to the most comparable GAAP measures for the respective periods can be found in tables later in this release. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for AtriCure’s financial results prepared and reported in accordance with GAAP.

ATRICURE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended March 31,
	2012	2011
Revenue	$17,476,302	$15,637,081
Cost of revenue	4,724,500	3,744,277

Gross profit	12,751,802	11,892,804

Operating expenses:
Research and development expenses	3,388,925	2,944,347
Selling, general and administrative expenses	10,858,863	10,022,652

Total operating expenses	14,247,788	12,966,999

Loss from operations	(1,495,986)	(1,074,195)

Other expense	(121,235)	(194,350)

Loss before income tax expense	(1,617,221)	(1,268,545)

Income tax expense	(2,559)	(4,501)

Net (loss) income	$(1,619,780)	$(1,273,046)

Basic and diluted net loss per share	$(0.10)	$(0.08)

Weighted average shares used in computing net loss per common share:
Basic and diluted	16,015,877	15,396,307

ATRICURE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	March 31,	December 31,
	2012	2011
Assets
Current assets:
Cash, cash equivalents and short-term investments	$15,289,507	$14,182,666
Accounts receivable	9,723,090	9,513,894
Inventories	7,037,280	6,563,138
Other current assets	1,059,754	933,028

Total current assets	33,109,631	31,192,726

Property and equipment, net	2,543,865	2,350,760
Intangible assets	41,666	44,791
Long-term investments	600,000	—
Other assets	292,918	270,613

Total assets	$36,588,080	$33,858,890

Liabilities and Stockholders' Equity

Current liabilities:
Accounts payable and accrued liabilities	$9,774,508	$9,265,964
Current maturities of debt and capital lease obligations	2,043,928	1,542,848

Total current liabilities	11,818,436	10,808,812

Long-term debt and capital lease obligations	7,872,712	4,925,775
Other liabilities	2,245,155	2,509,599

Total liabilities	21,936,303	18,244,186

Stockholders’ equity:
Common stock	16,485	16,369
Additional paid-in capital	119,456,229	118,852,948
Other comprehensive income (loss)	15,939	(37,517)
Accumulated deficit	(104,836,876)	(103,217,096)

Total stockholders’ equity	14,651,777	15,614,704

Total liabilities and stockholders’ equity	$36,588,080	$33,858,890

ATRICURE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended March 31,
	2012	2011
Cash flows from operating activities:
Net loss	$(1,619,780)	$(1,273,046)
Adjustments to reconcile net loss to net cash used in operating activities:
Share-based compensation	688,074	803,407
Depreciation and amortization	478,581	529,746
Write-off of deferred financing costs and discount on long-term debt	—	153,101
Amortization of deferred financing costs and discount on long-term debt	52,277	47,858
(Gain) loss on disposal of equipment	(13,055)	44,450
Amortization/accretion on investments	10,658	—
Change in allowance for doubtful accounts	14,448	6,063
Changes in assets and liabilities
Accounts receivable	(177,278)	179,718
Inventories	(449,629)	(292,105)
Other current assets	(132,935)	(76,899)
Accounts payable and accrued liabilities	128,363	(1,008,156)
Other non-current assets and liabilities	(63,335)	14,289

Net cash used in operating activities	(1,083,611)	(871,574)

Cash flows from investing activities:
Purchases of available-for-sale securities	(1,496,617)	(3,281,340)
Maturities of available-for-sale securities	1,437,500	3,650,000
Purchases of equipment	(661,954)	(388,734)
Net proceeds from the sale of assets	23,905	89,476

Net cash (used in) provided by investing activities	(697,166)	69,402

Cash flows from financing activities:
Proceeds from borrowings of debt	10,000,000	7,500,000
Payments on debt and capital leases	(6,551,983)	(2,895,313)
Proceeds from stock option exercises	212,767	221,382
Payment of debt fees	(25,000)	(25,719)
Shares repurchased for payment of taxes on stock awards	(198,073)	(468,445)

Net cash provided by financing activities	3,437,711	4,331,905

Effect of exchange rate changes on cash and cash equivalents	2,523	(74,696)

Net increase in cash and cash equivalents	1,659,457	3,455,037
Cash and cash equivalents—beginning of period	9,758,903	4,230,709

Cash and cash equivalents—end of period	$11,418,360	$7,685,746

ATRICURE, INC.

RECONCILIATION OF GAAP RESULTS TO NON-GAAP RESULTS

(Unaudited)

Reconciliation of Non-GAAP Adjusted Earnings (Adjusted EBITDA)

	Three Months Ended March 31,
	2012	2011
Net loss, as reported	$(1,619,780)	$(1,273,046)
Income tax expense	2,559	4,501
Other expense (a)	121,235	194,350
Depreciation and amortization expense	478,581	529,746
Share-based compensation expense	688,074	803,407

Non-GAAP adjusted (loss) earnings (adjusted EBITDA)	$(329,331)	$258,958

	Three Months Ended March 31,
	2012	2011
(a) Other includes:
Net interest expense	$(222,529)	$(284,110)
Grant income	60,493	—
Gain due to exchange rate fluctuation	3,476	96,031
Non-employee stock option income (expense)	37,325	(6,271)

Other expense	$(121,235)	$(194,350)

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